Exhibit 23.1 Consent from James E. Slayton, CPA

FINELINE PROPERTIES.COM, INC.

EXHIBIT #23 Consent of Experts and Counsel


James E. Slayton, CPA

3867 WEST MARKET STREET
SUITE 208
AKRON, OHIO 44333

To Whom It May Concern:					September 22, 1999

The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of December 31, 1998, on the Financial Statements of FineLine Properties.com, Inc. from the inception date of January 11, 1988 through December 31, 1998, in any filings that are necessary now or in the near future to be filed with the U. S. Securities and Exchange Commission.

Professionally,

s/s James E. Slayton, CPA
----------------------------
James E. Slayton, CPA
Ohio License ID # 04-1-15582